Exhibit 5.8

One E. Washington St., Ste. 1200, Phoenix, AZ 85004 (602) 650-2000

April 17, 2015

DaVita Healthcare Partners Inc.

2000 16th Street

Denver, Colorado 80202

Re:	$1,500,000,000 5.000% Senior Notes due 2025

Ladies and Gentlemen:

We have acted as special Arizona counsel to Healthcare Partners Arizona, LLC, an Arizona limited liability company (the “Company”), in connection with (a) the transactions described in that certain Indenture, dated as of April 17, 2015 (the “Indenture”), among DaVita Healthcare Partners Inc., a Delaware corporation (“DaVita”), the subsidiary guarantors named therein (collectively with the Company, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which DaVita shall issue 1,500,000,000 of 5.000% Senior Notes due 2025 (the “Notes”), and (b) the issuance by the Guarantors of the related guarantees of the Notes (each, a “Note Guarantee”). The transactions contemplated under each of the Indenture and Note Guarantee are collectively referred to herein as the “Transactions.”

A. Documents Reviewed.

In rendering the opinions expressed in this letter, we have only examined and relied solely on executed originals or copies of the following documents:

Company Records

(i)	a certificate of an officer of the Company, dated as of the date hereof, and the exhibits attached thereto, which are certified therein as complete and correct and in full force and effect as of the date of this letter (the “Closing Certificate”); and

(ii)	a copy of the Articles of Organization of the Company and any amendments thereto (the “Articles”), which Articles are attached as an exhibit to the Closing Certificate; and

(iii)	the Operating Agreement of the Company effective as of January 13, 2015 (the “LLC Agreement”), which LLC Agreement is attached as an exhibit to the Closing Certificate; and

(iv)	a Certificate of Good Standing with respect to the Company issued by the Arizona Corporation Commission on March 23, 2015; and

(v)	the resolutions of the sole member of the Company authorizing the execution and delivery of the Transaction Documents (as defined below) and consummation of the

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April 17, 2015

transactions contemplated thereby, which resolutions have been certified by an officer of the Company as true and complete, and attached as an exhibit to the Closing Certificate; and

(vi)	a Certificate of Incumbency of the Company (the “Incumbency”), which is attached to the Closing Certificate; and

Transaction Documents

(vii)	the Indenture; and

(viii)	the Note Guarantee.

The documents listed in clauses (i) through (vi) are collectively referred to in this letter as the “Company Records”; and the documents listed in clauses (vii) through (viii) are collectively referred to in this letter as the “Transaction Documents”.

B. Limitations, Qualifications and Assumptions.

We have assumed that the forms of the Transaction Documents executed and delivered at the closing shall be the same forms as have been provided to us.

We call your attention to the fact that we did not conduct an investigation which independently confirms the facts upon which we render this opinion and, with your permission, we have relied upon the representations and warranties as to factual matters contained in and made by the Company in the Transaction Documents and the Company Records. We have no independent knowledge that any of such facts, representations or statements are untrue. Specifically, but without limitation, we have made no inquiries of securities holders or employees of the Company (other than obtaining representations in the Closing Certificate from certain officers of the Company as described above). No inference as to our knowledge of the existence or absence of any fact should be drawn from the fact of our limited representation of the Company in connection with the Transactions. Except with respect to a search of the Arizona Corporation Commission’s electronic database for the Articles, we have not, for purposes of our opinions below, (i) searched computerized or electronic databases for the docket or records of any court, governmental agency, regulatory body, or other filing office in any jurisdiction; or (ii) undertaken any further inquiry other than as stated in this letter.

In rendering our opinions set forth in Paragraph 1 below, we have relied exclusively on the Company Records, we have not obtained tax good standing certificates and no opinion is provided with respect to tax good standing.

The opinions and statements expressed herein are subject to the following assumptions, comments, conditions, exceptions, qualifications and limitations:

(a) Our opinions and statements expressed herein are restricted to matters governed by the laws of the State of Arizona. To the extent that the laws of any other jurisdiction apply, we express no opinion and we assume that the Transaction Documents are valid, legally binding and enforceable under the laws of such other jurisdiction. Although certain members of this firm are admitted to practice in other states, we have not examined the laws of any state other than the State of Arizona, nor have we consulted with members of the firm who are admitted in other jurisdictions with respect to the laws of such jurisdictions.

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April 17, 2015

(b) We have assumed and relied upon the accuracy of all factual information set forth in the Transaction Documents, instruments and certificates referred to in this letter. In reviewing the Transaction Documents, Company Records, instruments and certificates, we have assumed the genuineness of all signatures and initials thereon (including those of the Company), the genuineness of all notaries contained thereon, conformance of all copies with the original thereof and originals to all copies thereof, and the accuracy of all statements, representations and warranties contained therein. We have further assumed that all certificates, documents and instruments dated prior to the date hereof (including those of the Company) remain accurate and correct on the date hereof.

(c) None of the opinions set forth in this letter include any implied opinion unless such implied opinion is both (i) essential to the legal conclusion reached by the express opinions set forth herein and (ii) based upon prevailing norms and expectations among experienced lawyers in the State of Arizona, reasonable under the circumstances. Moreover, unless explicitly addressed in this letter, the opinions set forth herein do not address any of the following legal issues, and we specifically express no opinion with respect thereto: (1) federal securities laws and regulations, state blue sky laws and regulations; (2) Federal Reserve Board margin regulations; (3) pension and employee benefit laws and regulations; (4) federal and state anti-trust and unfair competition laws and regulations; (5) federal and state laws and regulations concerning filing and notice requirements (e.g. Hart-Scott-Rodino and Exon-Florio); (6) federal and state environmental laws and regulations; (7) federal patent, copyright and trademark, state trademark and other federal and state intellectual property laws and regulations; (8) federal and state racketeering laws and regulations; (9) federal and state health and safety laws and regulations; and (10) federal and state labor laws and regulations.

(d) In rendering our opinion set forth in Paragraph 4 below as to the execution and delivery of the Transaction Documents, we note that (i) matters regarding execution and delivery of the Transaction Documents that appropriately are covered by laws other than Arizona are expressly excluded, and (ii) we did not witness the actual execution of the Transaction Documents and are relying instead on a review of the Incumbency and the final executed Transaction Documents.

Based on the foregoing, and qualified in the manner and to the extent set forth herein, we are of the opinion that:

1. The Company is a limited liability company validly existing and in good standing under the laws of the State of Arizona.

2. The Company has the requisite limited liability company power and authority to carry out the terms and conditions applicable to it under the Transaction Documents to which it is a party.

3. The execution, delivery and performance by the Company of the Transaction Documents to which the Company is a party have been duly authorized by all requisite limited liability company action on the part of the Company.

4. The Transaction Documents to which the Company is a party have been duly executed and delivered by the Company.

This letter is furnished to you at your request and is intended solely for your information and for your use in connection with the Transactions, and may not be relied upon by any other person or for any other purpose without our prior written consent. This letter is a confidential communication and is not to be quoted in whole or in part or otherwise referred to, furnished, used, reproduced, distributed or

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disclosed, nor is it to be filed with any governmental agency or any other person other than those set forth herein, without our prior written consent. The information set forth herein is as of the date of this letter, and we undertake no obligation or responsibility to update or supplement this opinion in response to or to make you aware of subsequent changes in the status of the law, future events occurring or information arising that, in any such case, affects or may affect the transactions contemplated by the Transaction Documents. The foregoing opinions should not be construed as relating to any matter other than the Transactions.

We hereby consent to the filing of this opinion letter as an exhibit to DaVita’s Current Report on Form 8-K relating to the Notes and the Note Guarantees and to all references to this firm included in or made a part of DaVita’s Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission on April 14, 2015 (File No. 333-203394). In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Polsinelli PC
Polsinelli PC